EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

Contacts:

Stacey Calbert, Media Relations

Lynn Schweinfurth, Investor Relations

(800) 775-7290	(972) 770-7228

BRINKER INTERNATIONAL REPORTS 17 PERCENT INCREASE IN FIRST QUARTER

FISCAL 2008 EPS FROM CONTINUING OPERATIONS, BEFORE SPECIAL ITEMS

DALLAS, (Oct. 23, 2007) — Brinker International, Inc. (NYSE: EAT) announced fiscal 2008 first quarter earnings per diluted share from continuing operations increased to $0.35 from $0.32 in the prior year. Before special items, earnings per diluted share from continuing operations increased to $0.35 from $0.30 in the prior year (reconciliation included in Table 3).

In August, the company announced that it had begun exploring the potential sale of the Romano’s Macaroni Grill restaurant chain. During the first quarter of 2008, the company made significant progress in its search for a buyer, which allowed management to commit to a plan to sell the brand. A deal is expected to close in late fiscal 2008. Therefore, Macaroni Grill has been presented as discontinued operations in the company’s financial statements beginning in the first quarter of fiscal 2008.  Before special items, earnings per diluted share from discontinued operations decreased 33 percent from $0.06 in the first quarter of fiscal 2007 to $0.04 in the current quarter (reconciliation included in Table 4). All amounts presented in this release are related to continuing operations unless otherwise stated.

Highlights for the first quarter 2008:

•                  Revenues increased 3 percent;

•                  Company-owned and franchise restaurants, or system restaurants, increased 12 percent;

•                  New company restaurant growth was partially offset by selling company restaurants to franchisees resulting in net capacity growth of 3 percent (as measured by average-weighted sales weeks);

•                  Revenues from franchisees increased 33 percent;

•                  Operating income before special items from continuing operations increased 10 percent (reconciliation included in Table 2);

•                  Five million common shares were repurchased by the company for approximately $140 million;  and

•                  The company entered into two development agreements with new or existing franchisees with commitments to build 57 restaurants over the next several years.

Revenue Growth

Brinker reported revenues from continuing operations for the 13-week period of $895.1 million, an increase of 3 percent compared with $869.3 million reported for the same period of fiscal 2007. These revenue gains were driven by restaurant capacity growth (as measured by average-weighted sales weeks) of 2.6 percent. Revenue growth was negatively impacted by 7.3 percent due to the sale of 97 restaurants to franchisees and other restaurant closures since the first quarter of fiscal 2007. However, revenues from franchisees increased to $14.1 million in the first quarter of fiscal 2008, a 33 percent increase from $10.6 million in the first quarter of fiscal 2007. Comparable restaurant sales were even with the prior year quarter (see Table 1).

Table 1: Q1 comparable restaurant sales

Q1 08 and Q1 07, company and three reported brands; percentage

	Q1 08 Comparable Sales	Q1 07 Comparable Sales	Q1 08 Pricing Impact	Q1 08 Mix-Shift
Brinker International(1)	0.0	(2.2)	1.9	0.9
Chili’s	0.7	(2.3)	2.0	1.5
On The Border	(5.3)	(2.2)	1.2	(0.9)
Maggiano’s	0.5	(1.5)	2.0	(1.9)

(1) Brinker International comparable restaurant sales exclude the impact of Macaroni Grill.

Operating Performance

Cost of sales, as a percent of revenues, remained flat compared to the prior year at 27.4 percent. During the quarter, cost of sales was negatively impacted by unfavorable commodity prices, primarily beef and cheese, and unfavorable product mix shifts, offset by favorable menu price changes and increased revenues from franchisees.

Restaurant expenses, as a percent of revenues, increased to 56.1 percent from 55.3 percent in the prior year, primarily driven by increased labor and restaurant supply costs, partially offset by increased revenues from franchisees and lower pre-opening and stock-based compensation expenses.

Depreciation and amortization for the first quarter fiscal 2008, compared to the same quarter in fiscal year 2007, decreased $1.7 million. The change was primarily driven by the sale of 95 restaurants to Pepper Dining, Inc. in the fourth quarter of fiscal 2007 and other restaurant closures, an increase in fully depreciated assets and the classification of assets as held for sale related to the pending sale of 76 restaurants to ERJ Dining IV, LLC. These decreases were partially offset by an increase in depreciation due to the addition of new restaurants and remodel investments.

Compared to the prior year, general and administrative expense decreased $7.2 million for the quarter, primarily due to lower stock and performance-based compensation expenses in the first quarter of fiscal 2008.

Other gains and charges decreased $3.8 million compared to the first quarter of fiscal 2007 as a result of a $3.2 million gain recorded in the first quarter of fiscal 2007 from the termination of an interest rate swap on an operating lease commitment.

The above results provided operating income from continuing operations, before special items, of $67.8 million in the first quarter of fiscal 2008, a 10 percent increase from $61.5 million in the first quarter of fiscal 2007.

Interest expense for the first quarter fiscal 2008, compared to the same quarter in fiscal 2007, increased $6.7 million primarily due to additional debt outstanding of $400 million borrowed under a one-year unsecured committed credit facility used primarily to fund share repurchases in fiscal 2007 and for general corporate purposes.

The effective income tax rate for continuing operations decreased to 30.8 percent for the current quarter as compared to 32.5 percent for the same quarter last year. The decrease in the tax rate was primarily due to an increase in federal tax credits and a decrease in incentive stock option expense.

Income from discontinued operations, before special items decreased from $7.5 million in the first quarter of fiscal 2007 to $4.2 million in the first quarter of fiscal 2008 (reconciliation included in Table 4). This decrease was primarily due to a 4.8 percent decline in comparable restaurant sales at Macaroni Grill, which also resulted in the de-leveraging of fixed costs.

Cash Flow and Capital Allocation

Cash flow from continuing operations for the first quarter of fiscal 2008 decreased to approximately $77.9 million compared to $92.6 million in the prior year due to the timing and amount of income taxes. Capital expenditures for continuing operations for the quarter totaled $70.9 million, a reduction of $15.5 million compared to the prior year, primarily due to a decrease in new restaurants developed by the company. The company repurchased 5 million shares for approximately $140 million during the first quarter. At the end of the quarter, approximately $160 million remained available under the company’s share authorizations. Diluted weighted average shares outstanding for the first quarter were reduced over 13 percent to 109.2 million from 126.1 million at the end of the first quarter fiscal 2007.

Special Items

Table 2: Reconciliation of operating income from continuing operations, before special items

Q1 08 and Q1 07; $ millions

Item	$ Q1 08	$ Q1 07
Operating Income from Continuing Operations	67.3	64.7
Other Gains and Charges	0.5	(3.2)
Operating Income from Continuing Operations, before Special Items	67.8	61.5

Table 3: Reconciliation of income from continuing operations, before special items

Q1 08 and Q1 07; $ millions and $ per diluted share after-tax

Item	$ Q1 08	EPS Per Share Q1 08	$ Q1 07	EPS Per Share Q1 07
Income from Continuing Operations	38.5	0.35	40.1	0.32
Other Gains and Charges	0.3	0.00	(2.0)	(0.02)
Income from Continuing Operations, before Special Items	38.8	0.35	38.1	0.30

Table 4: Reconciliation of income from discontinued operations, before special items

Q1 08 and Q1 07; $ millions and $ per diluted share after-tax

Item	$ Q1 08	EPS Per Share Q1 08	$ Q1 07	EPS Per Share Q1 07
Income (Loss) from Discontinued Operations	(0.9)	(0.01)	7.5	0.06
Other Gains and Charges	5.1	0.05	0.0	0.00
Income from Discontinued Operations, before Special Items	4.2	0.04	7.5	0.06

Table 5: Reconciliation of net income, before special items

Q1 08 and Q1 07; $ millions and $ per diluted share after-tax

Item	$ Q1 08	EPS Per Share Q1 08	$ Q1 07	EPS Per Share Q1 07
Net Income	37.6	0.34	47.6	0.38
Other Gains and Charges	5.4	0.05	(2.0)	(0.02)
Net Income, before Special Items	43.0	0.39	45.6	0.36

Fiscal 2008 Outlook

Due to the pending sale of Romano’s Macaroni Grill and its classification as a discontinued operation, the company is defining its guidance to be earnings per diluted share growth from continuing operations. The company affirms its previous expectations of low to mid double-digit earnings per diluted share growth from continuing operations.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Oct. 23). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Nov. 20, 2007.

Forward Calendar

•                  First Quarter SEC Form 10-Q filing on or before Nov. 5, 2007; and

•                  Second quarter earnings release, before market opens, on Jan. 23, 2008.

At the end of the first quarter of fiscal 2008, Brinker International either owned, operated, or franchised 1,827 restaurants under the names Chili’s Grill & Bar (1,383 units), Romano’s Macaroni Grill (241 units), On The Border Mexican Grill & Cantina (162 units), and Maggiano’s Little Italy (41 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

# # #

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Thirteen Week Periods Ended
	Sept 26,	Sept 27,
	2007	2006
	(Unaudited)	(Unaudited)

Revenues	$895,086	$869,283
Operating Costs and Expenses:
Cost of sales	245,618	238,415
Restaurant expenses	502,153	481,002
Depreciation and amortization	38,535	40,230
General and administrative	40,938	48,140
Other gains and charges (a)	512	(3,241)
Total operating costs and expenses	827,756	804,546

Operating income	67,330	64,737

Interest expense	12,915	6,237
Other, net	(1,257)	(837)

Income before provision for income taxes	55,672	59,337

Provision for income taxes	17,136	19,265

Income from continuing operations	38,536	40,072

(Loss) income from discontinued operations, net of taxes (b)	(936)	7,567

Net income	$37,600	$47,639

Basic net income per share:
Income from continuing operations	$0.36	$0.32
(Loss) income from discontinued operations	$(0.01)	$0.06
Net income per share	$0.35	$0.38

Diluted net income per share:
Income from continuing operations	$0.35	$0.32
(Loss) income from discontinued operations	$(0.01)	$0.06
Net income per share	$0.34	$0.38

Basic weighted average
Shares outstanding	106,464	124,280

Diluted weighted average
Shares outstanding	109,155	126,098

a)              Prior quarter other gains and charges includes a gain on the termination of swaps of $3.2 million.

b)             (Loss) income from discontinued operations, net of taxes, includes other gains and charges of $(5.1) million, primarily related to impairment charges and stock-based compensation expense resulting from the expected sale of Macaroni Grill. As a result, income from operations before special items was $4.2 million during the first quarter of fiscal 2008.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept 26,	June 27,
	2007	2007
	(Unaudited)
ASSETS
Current assets of continuing operations	$235,330	$250,478
Assets held for sale	407,172	417,842
Net property and equipment(a)	1,482,133	1,469,586
Total other assets	189,148	180,115
Total assets	$2,313,783	$2,318,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities of continuing operations	$480,551	$521,136
Liabilities associated with assets held for sale	21,416	21,046
Long-term debt, less current installments	952,995	826,918
Other liabilities	162,471	143,832
Total shareholders’ equity	696,350	805,089
Total liabilities and shareholders’ equity	$2,313,783	$2,318,021

(a)          At September 26, 2007, the company owned the land and buildings for 258 of the 1,110 company-owned restaurants (excluding Macaroni Grill). The net book values of the land and buildings associated with these restaurants totaled $203.6 million and $214.2 million, respectively.

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Total Restaurants	First Quarter Openings	First Quarter Closings	Total Restaurants Sept 26,	Projected Openings Fiscal
	June 27, 2007	Fiscal 2008	Fiscal 2008	2007	2008

Company-Owned Restaurants:
Chili’s	917	13	—	930	64-67
Macaroni Grill	217	—	(1)	216	3
On The Border	132	2	—	134	7-9
Maggiano’s	41	—	—	41	1-3
International(a)	5	—	—	5	0-3
	1,312	15	(1)	1,326	75-85

Franchise Restaurants:
Chili’s	303	5	—	308	24-29
Macaroni Grill	13	1	—	14	8-10
On The Border	26	2	—	28	6-8
International(a)	147	4	—	151	40-45
	489	12	—	501	78-92

Total System Restaurants:
Chili’s	1,220	18	—	1,238	88-96
Macaroni Grill	230	1	(1)	230	11-13
On The Border	158	4	—	162	13-17
Maggiano’s	41	—	—	41	1-3
International	152	4	—	156	40-48
	1,801	27	(1)	1,827	153-177

(a)          At the end of the first quarter of fiscal year 2008, international company-owned restaurants by brand were four Chili’s and one Macaroni Grill. International franchise restaurants by brand were 141 Chili’s and 10 Macaroni Grill’s.

FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH

INVESTOR RELATIONS

(972) 770-7228

6820 LBJ FREEWAY

DALLAS, TEXAS 75240